Exhibit 99.1

NEWS	RE:	Schuff International, Inc.
BULLETIN		1841 West Buchanan St. Phoenix, AZ 85007
FROM:		(602) 252-7787 www.schuff.com
TRADED: AMEX: SHF

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Michael R. Hill	Lawrence Delaney Jr.
Vice President/CFO	(714) 734-5000
(602) 417-8865

SEC Grants Schuff International’s Voluntary Delisting from AMEX

PHOENIX, Ariz., Thursday, January 6, 2005 — Schuff International, Inc. (formerly traded: AMEX:SHF), a family of companies providing fully integrated steel construction services, today announced it has received notice from the Securities and Exchange Commission (SEC), granting the Company’s application to voluntarily withdraw from listing on the American Stock Exchange effective at the opening of trading on January 6, 2005.

The Company intends for its common stock to be quoted on the Over the Counter (“Pink Sheets”) quotation system; however, activity on the Pink Sheets is dependent on the willingness of market makers to establish and maintain an ongoing market in the Company’s common stock. No guarantee can be made that trading will occur, or continue, once begun.

The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for OTC securities in real-time. Pink Sheets is neither a Securities and Exchange Commission registered stock exchange nor a broker-dealer.

Schuff International, Inc. is a family of steel fabrication and erection companies providing a fully integrated range of steel construction services, including design engineering, detailing, joist manufacturing, fabrication and erection, and project management expertise. The company has multi-state operations primarily focused in the U.S. Sunbelt.

For more information, please visit the Company’s Web site, http://www.schuff.com.